Exhibit 2.1

STOCK PURCHASE AGREEMENT

By and Among

TEAM, INC.

a Texas corporation,

TEAM INDUSTRIAL SERVICES, INC.

a Texas corporation,

THERMAL SOLUTIONS, INC.

a Colorado corporation,

THE SHAREHOLDERS OF THERMAL SOLUTIONS, INC.

AND

THE PRINCIPAL SHAREHOLDER REPRESENTATIVE NAMED HEREIN

Dated as of April 1, 2004

i

EXHIBITS

Exhibit	Title	Section Reference
A	[Intentionally Omitted.]

B	338(h)(10) Election	1.1

C	[Intentionally Omitted.]

D	[Intentionally Omitted.]

E	Interim Working Capital Certificate	7.1(k)

SCHEDULES

Schedule	Title	Section References
3.1	Representations and Warranties of Sellers	3.1
3.2	Representations and Warranties of Buyer and Team	3.2
4.1	Foreign Qualifications	4.1
4.3	No Violation	4.3
4.4	Consents	4.4
4.5	Accounts Receivable	4.5
4.6(a)	Financial Statements	4.6(a)
4.6(c)	Equipment Debt	4.6(c)
4.8	Real Property	1.1, 4.8
4.9	Absence of Certain Changes	4.9
4.11	Litigation	4.11
4.12(b)	Intellectual Property Licenses Granted	4.12(b)
4.12(c)	Intellectual Property Licenses Required	4.12(c)
4.13(a)	Company Contracts	4.13(a), 4.13(c)
4.13(c)	Company Contracts Enforceability and Termination	4.13(c)
4.13(d)	Company Contracts Compliance	4.13(d)
4.15(a)	Employee Benefit Plans	4.15(a)
4.15(c)	Payment under Employee Plans	4.15(c)
4.15(d)	Termination of Employee Plans	4.15(d)
4.15(j)	Worker’s Compensation Coverage	4.15(j)
4.16(a)	Compliance with Law	4.16(a)
4.16(b)	Governmental Authorization	4.16(b), 4.16(c)
4.17(a)	Tax Returns Filed and Taxes Paid	4.17(a), 4.17(b)
4.17(b)	Delivery of Tax Returns	4.17(b)
4.17(c)	Post-Closing Tax Liabilities	4.17(c)
4.17(f)(vii)	Tax Attributes	4.17(f)(vii)
4.18(a)	Insurance	4.18(a)
4.18(c)	Insurance Claims	4.18(c)
4.19	Environmental Laws and Regulations	4.19
4.21	Governmental Authorizations	4.21
4.22	Capitalization	1.1, 2.3(a), 2.6(d), 2.6(g), 2.6(h), 2.6(k), 3.1(e), 4.22, 8.2
4.28(a)	Employee List	4.28(a)
4.28(c)	Terminated Employees	4.28(c)
4.29(b)	Payments to Third Parties	4.29(b)
4.29(e)	Antiboycott Prohibitions	4.29(e)
4.30	Relationships with Related Persons	4.30
4.31	Title to Assets	4.31

v

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement entered into as of April 1, 2004, by and among Team, Inc., a Texas corporation (“Team”), Team Industrial Services, Inc., a Texas corporation and an indirect wholly-owned subsidiary of Team (the “Buyer”), Thermal Solutions, Inc., a Colorado corporation ( the “Company”), the shareholders of the Company listed on the signature pages hereto under the heading “Shareholders” (collectively, the “Sellers”) and Michael J. Urban in his capacity as the Shareholder Representative. Team, the Buyer, the Company, the Sellers and the Shareholder Representative are referred to collectively herein as the “Parties.”

Background

The Sellers in the aggregate own all of the outstanding capital stock of the Company.

This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Company in return for cash and shares of the common capital stock, $.30 par value per share, of Team (the “Team Shares”).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Where used in this Agreement, the following words and terms shall have the respective definitions (and such definitions shall be equally applicable to the singular and plural forms, and all grammatical variations, of such terms):

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company, (b) all other accounts or notes receivable of the Company, including any unbilled accrued revenue, and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Accounts Receivable Adjustment” has the meaning set forth in Section 2.6(e) below.

“Acquiror” has the meaning set forth in Section 8.2(a) below.

“Acquiror Parties” has the meaning set forth in Section 8.2(a) below.

“Adverse Consequences” means all actions, suits, proceedings, claims, injunctions, judgments, orders, court ordered damages, penalties, fines, reasonable amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, and reasonable fees, including court costs, attorneys’ fees and expenses and other third party costs and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code § 1504 or any similar group defined under a similar provision of state, local or foreign law.

“Authorized Action” has the meaning set forth in Section 10.16(c) below.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Buyer” has the meaning set forth in the preface above.

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Chicago Litigation” means Kevin M. Korczak and Philip J. Schmidt, as the Administrator of the Estate of Frances L. Korczak and Administrator of the Estate of Baby Doe Korczak v. Faizel Sedeman a/k/a Faizel Fedeman, Thermal Solutions, Inc., CRC-Evans Pipeline International, Inc. and Pipeline Induction Heat Ltd; Case No. 01 C9739 in the United States District Court for the Northern District of Illinois, Eastern Division.

“Claim” has the meaning set forth in Section 2.6(f) below.

“Closing” has the meaning set forth in Section 2.2 below.

“Closing Date” has the meaning set forth in Section 2.2 below.

“Closing Date Working Capital” means the amount by which Current Assets exceed Current Liabilities, each as reflected on the Final Closing Date Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Company’s Closing Documents” has the meaning set forth in Section 4.2 below.

“Company Shares” means any share of the common capital stock, no par value per share, of the Company.

“Competing Business” has the meaning set forth in Section 4.30 below.

“Confidential Information” means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

“Contract” means any legally binding agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral).

“Controlled Group of Corporations” has the meaning set forth in Code § 1563.

“Current Assets” means the current assets set forth on the Final Closing Date Balance Sheet, which shall include Cash, Accounts Receivable (including any unbilled accrued revenue), Inventory, notes receivable from employees of the Company that in the aggregate do not exceed $10,000, prepaid expenses and other Cash or cash-equivalent assets, but which shall exclude any notes receivable from any Seller or Related Person thereof.

“Current Liabilities” means the current liabilities set forth on the Final Closing Date Balance Sheet, which shall include accounts payable and accrued liabilities, but which shall exclude all Unassumed Liabilities and Equipment Debt.

“Debt” means, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of Property or services for which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss; and (ii) unfunded vested benefits under each Employee Benefit Plan.

“Deferred Intercompany Transaction” has the meaning set forth in Treas. Reg. § 1. 1502-13.

“Deferred Payment” has the meaning set forth in Section 2.3(b) below.

“Defined Benefit Plan” has the meaning set forth in Section 4.15 (a) below.

“Denial” has the meaning set forth in Section 2.6(f) below.

“Dollars” or “$” means dollars in lawful money of the United States of America.

“Draft Closing Date Balance Sheet” has the meaning set forth in Section 2.5(a) below.

“Effective Time” means 11:59 p.m. Houston, Texas local time on March 31, 2004.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, Security Interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c) a Liability arising under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Equipment Debt” means all Debt, the payment of which is secured by a Security Interest in or a lien against the Company’s equipment or motor vehicles but excludes any debt for borrowed money under that certain Revolving Credit Agreement dated May 15, 2003 by and between the Company and U.S. Bank N.A.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.15(a) below.

“Escrow Agent” means Compass Bank.

“Escrow Agreement” means a document in the form to be mutually agreed to by the Parties.

“Escrow Amount” has the meaning set forth in Section 2.3(b).

“Escrowed Shares” has the meaning set forth in Section 2.3(b).

“Excess Loss Account” has the meaning set forth in Treas. Reg. § 1. 1502-19.

“Extremely Hazardous Substance” has the meaning set forth in § 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

“Facility” means any real property, leasehold or other interest in real property currently owned or operated by the Company, including the Tangible Personal Property used or operated by the Company at the respective locations of the real property specified in Schedule 4.8. Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Sections 4.19 and 8.2(c), “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Company, including the Tangible Personal Property used or operated by Company at the respective locations of the Real Property specified in Schedule 4.8.

“Fiduciary” has the meaning set forth in ERISA § 3(21).

“Final Closing Date Balance Sheet” has the meaning set forth in Section 2.5(b) below.

“Financial Statements” has the meaning set forth in Section 4.6 below.

“First Valuation Date” has the meaning set forth in Section 2.6(h) below.

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement and on the Closing Date.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(e) multinational organization or body;

(f) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(g) official of any of the foregoing.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Materials” means any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, which currently includes petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.4 below.

“Indemnifying Party” has the meaning set forth in Section 8.4 below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Balance Sheet” has the meaning set forth in Section 4.6 below.

“Interim Net Working Capital Deficit” has the meaning set forth in Section 2.3(c)(ii).

“Interim Net Working Capital Surplus” has the meaning set forth in Section 2.3(c)(i).

“Interim Working Capital” means the amount by which the Company’s Current Assets exceed Current Liabilities, each as reflected on the Interim Balance Sheet.

“Inventory” means all inventories of the Company, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of finished goods.

“IRC Section 338(h)(10) Election” means the documents in the forms attached as Exhibit B.

“Knowledge” an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a) that individual is actually aware of that fact or matter; or

(b) a prudent individual by reason of his or her position in the Company could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) or (b) above).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, code, regulation, statute or treaty.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means any effect, circumstance or change that would, individually or in the aggregate, be materially adverse to (i) the business, operations or finances of the Company or (ii) on the ability of the Company and the Sellers to timely consummate the transactions contemplated hereby.

“Minimum Required Escrow Amount” has the meaning set forth in Section 2.6(k).

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Net Working Capital Deficit” has the meaning set forth in Section 2.6(b) below.

“Net Working Capital Surplus” has the meaning set forth in Section 2.6(c) below.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrance” has the meaning set forth in Section 4.31.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.7(a) below.

“Principal Shareholders” means Michael J. Urban and Emmett J. Lescroart.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Prohibited Transaction” has the meaning set forth in ERISA § 406 and Code § 4975.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Price” has the meaning set forth in Section 2.3 below.

“Registrable Shares” has the meaning set forth in Section 6.11(a) below.

“Registration Rights Holders” has the meaning set forth in Section 6.11(a) below.

“Related Person” means:

With respect to a particular individual:

(a)	each other member of such individual’s Family;

(b)	any business entity that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c)	any business entity in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)	any business entity with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(e)	any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(f)	any Person that holds a Material Interest in such specified Person;

(g)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(h)	any Person in which such specified Person holds a Material Interest; and

(i)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Release Letter” has the meaning set forth in Section 2.6(f) below.

“Reportable Event” has the meaning set forth in ERISA § 4043.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, accountant, financial advisor or legal counsel of that Person.

“Requisite Sellers” means Sellers holding a majority in interest of the Company Shares as set forth in Schedule 4.22.

“Right of Setoff” has the meaning set forth in Section 2.6(a) below.

“Second Valuation Date” has the meaning set forth in Section 2.6(h) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) liens arising from or incurred in connection with indebtedness owing under that certain Revolving Credit Agreement dated May 15, 2003 by and between the Company and U.S. Bank N.A.

“Sellers” has the meaning set forth in the preface above.

“Setoff” has the meaning set forth in Section 2.6(a) below.

“Setoff Amount” has the meaning set forth in Section 2.6(a) below.

“Shareholder Representative” has the meaning set forth in Section 10.16(a) below.

“Shareholder Representative Appointment” has the meaning set forth in Section 10.16(a) below.

“Straddle Period” has the meaning set forth in Section 6.7(b) below.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by the Company (wherever located), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Team Group” has the meaning set forth in Section 5.8 below.

“Team Shares” has the meaning set forth in the preface above.

“Third Party Claim” has the meaning set forth in Section 8.4 below.

“Transaction Expenses” means costs, fees and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement, each of the other documents executed in connection therewith and the transactions contemplated hereby and thereby.

“Unassumed Liabilities” means all (i) indebtedness owing under that certain Revolving Credit Agreement dated May 15, 2003 by and between the Company and U.S. Bank N.A. and any other loans for borrowed money, other than Equipment Debt, (ii) obligations for Taxes arising on or prior to the Closing Date (including Taxes in respect of the Tax Returns referred to in Section 4.17), (iii) obligations due to the Sellers (in their respective capacities as shareholders of the Company) or any respective Related Persons, other than obligations as set forth in Schedule 4.13(a) and (iv) any other Liabilities not incurred in the Ordinary Course of Business.

“Valuation Price” means the arithmetic average of the closing prices of the Team common stock on the American Stock Exchange Composite Tape or any other exchange on which the Team Shares are listed for the ten trading day period ending five days prior to the date of disbursement of Escrowed Shares pursuant to Section 2.6(h), subject to appropriate adjustment to such Escrowed Shares in the event that, subsequent to the date hereof, Team:

(a)	declares a dividend payable in shares of its common stock;

(b)	splits or combines the shares of its common stock then outstanding;

(c) declares a distribution (other than a non-liquidating cash dividend) on shares of its common stock;

(d) merges or consolidates with any corporation in which Team’s common stock is exchanged or converted; or

(e) reorganizes, recapitalizes or reclassifies any of the shares of its common stock.

“WARN Act” has the meaning set forth in Section 4.28(d) below.

Section 1.2 Definitions Appearing Elsewhere in this Agreement. The terms used in this Agreement which are defined in (a) the preface of this Agreement, (b) the recitals of this Agreement and (c) the further Sections of this Agreement shall have the respective definitions therein ascribed to them.

Section 1.3 Accounting Principles and Terms. The reference to GAAP or generally accepted accounting principles in this Agreement, and any other accounting terms not specifically defined herein, shall, to the extent not inconsistent with specific definitions herein, be construed in accordance with generally accepted accounting principles in the United States, consistently applied, as such principles are in effect as of the date of this Agreement.

ARTICLE II

PURCHASE AND SALE OF COMPANY SHARES

Section 2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or her Company Shares for the consideration specified below in this Article II.

Section 2.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Chamberlain Hrdlicka White Williams & Martin, 1200 Smith Street, Suite 1400, Houston, Texas 77002 commencing at 9:00 a.m. local time on April 14, 2004 or such other date as Team and the Shareholder Representative may mutually determine (the “Closing Date”).

Section 2.3 Purchase Price.

(a) Team agrees to pay to the Sellers at the Closing $10,500,000.00, as may be adjusted in accordance with Section 2.3(c) below (the “Purchase Price”), by delivery of (i) an aggregate 288,413 Team Shares, which are valued at $11.11 per share for an aggregate value of $3,204,268.43, less the Escrowed Shares and (ii) $7,295,731.57 in cash, less the cash portion of the Deferred Payment and the amount paid pursuant to Section 2.3 (c)(iii) below. The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of Company Shares as set forth in Schedule 4.22.

(b) At Closing, Team shall deliver to the Escrow Agent (i) $500,000.00 in cash, and (ii) 189,019 Team Shares (the “Escrowed Shares”), which are valued at $11.11 per share for an aggregate value of $2,100,001.09 (such cash and such Escrowed Shares being referred to as the “Deferred Payment”). The Deferred Payment together with all dividends, distributions and interest thereon from and after the Closing Date, constitutes the “Escrow Amount.” The Escrow Agent shall hold the Escrow Amount in an account (“Escrow Account”) and disburse the Escrow Amount pursuant to the Escrow Agreement.

(c) At Closing, the Purchase Price shall be subject to the following adjustments:

(i) In the event that the Interim Working Capital is greater than $2,800,000.00 (the amount of such surplus, if any, being referred to as the “Interim Net Working Capital Surplus”), then the Purchase Price, as provided in Section 2.3(a), shall be increased dollar-for-dollar by the amount of the Interim Net Working Capital Surplus. Any Interim Net Working Capital Surplus shall be reduced dollar-for-dollar by the amount of Unassumed Liabilities, if any, appearing on the Interim Balance Sheet.

(ii) In the event that the Interim Working Capital is less than $2,800,000.00 (the amount of such deficit being referred to as the “Interim Net Working Capital Deficit”), then the Purchase Price, as provided in Section 2.3(a), shall be reduced dollar-for-dollar by the amount of such Interim Net Working Capital Deficit. Any Interim Net Working Capital Deficit shall be increased dollar-for-dollar by the amount of Unassumed Liabilities, if any, appearing on the Interim Balance Sheet.

(iii) At the Closing, Team shall pay to U.S. Bank for the account of the Company and for the benefit of the Sellers an amount equal to the principal indebtedness owing to such bank by the Company plus accrued and unpaid interest as of the Closing Date. In addition, Team shall pay the Unassumed Liabilities to the extent Team or the Buyer reduces the Interim Net Working Capital Surplus under Section 2.3(c)(i) or increases the Interim Net Working Capital Deficit under Section 2.3(c)(ii). The cash amount otherwise payable by Team to the Sellers at the Closing shall be reduced by the amount of such payment.

Section 2.4 Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to Team the various certificates, instruments, and documents referred to in Section 7.1 below, (ii) Team will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7.2 below, (iii) each of the Sellers will deliver to Team stock certificates representing all of his or her Company Shares, endorsed in blank or accompanied by duly executed assignment documents, which shall effect the transfer and assignment of such Company Shares to the Buyer as of the Effective Time, and (iv) Team will deliver to each of the Sellers the consideration specified in Section 2.3 above.

Section 2.5 Preparation of Closing Date Balance Sheet (a) Within 15 days after the Closing Date, the Shareholder Representative will prepare and deliver to Team a draft balance sheet (the “Draft Closing Date Balance Sheet”) for the Company as of the close of business on March 31, 2004 (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement). The Shareholder Representative will prepare the Draft Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

(b) Within 20 days after Team’s receipt of the Draft Closing Date Balance Sheet, KPMG shall, at the sole cost and expense of Team, conduct an audit of the Draft Closing Date Balance Sheet and deliver the audited Draft Closing Date Balance Sheet, together with any revisions thereto and the work papers and back-up materials supporting such revisions, to Team and the Shareholder Representative. If the Shareholder Representative has any objections to the audited Draft Closing Date Balance Sheet and any revisions thereto, he will deliver a detailed statement describing such objections to Team within 10 days after receiving the audited Draft Closing Date Balance Sheet. Team and the Shareholder Representative will use their commercially reasonable best efforts to resolve any such objections themselves. If Team and Shareholder Representative do not obtain a final resolution within 5 days after Team has received the statement of objections, Team and the Shareholder Representative will select an accounting firm mutually acceptable to them to resolve any remaining objections. If Team and the Shareholder Representative are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms) that is a member of the SEC Practice Division of the American Institute of Certified Public Accountants. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon Team and the Sellers for purposes of determining adjustments to the Purchase Price pursuant to this Section 2.5. The cost and expense of such accounting firm shall be borne equally by Team and the Sellers. Team will revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.5(b). The “Final Closing Date Balance Sheet” shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 2.5(b).

(c) The Shareholder Representative will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet, and the books and records of the Company, available to Team and its accountants and other representatives at reasonable times and upon reasonable notice (in no event less than two business days) at any time during (i) the preparation by the Shareholder Representative of the Draft Closing Date Balance Sheet, (ii) the review by Team of the Draft Closing Date Balance Sheet and (iii) the resolution by Team and the Shareholder Representative of any objections thereto. Team agrees not to interfere with the Shareholder Representative’s preparation of the Draft Closing Date Balance Sheet.

Section 2.6 Adjustment to Purchase Price.

(a) Team shall have the right to set off against and deduct (such action being referred to as a “Setoff”) from the Deferred Payment payable to the Sellers the amount for which (i) Team is entitled to an adjustment to the Purchase Price in connection with a Net Working Capital Deficit, as provided in Section 2.6(b), (ii) Team is entitled to an adjustment to the Purchase Price in connection with an Accounts Receivable Adjustment as provided in Section 2.6(e) or (iii) the Sellers are obligated to indemnify the Acquiror Parties, as provided in Article VIII (Team’s “Right of Setoff,” with each such amount deducted constituting a “Setoff Amount”); the exercise by Team of its Right of Setoff shall not be deemed a default by Team of its obligation under this Agreement to deliver such Deferred Payment to Sellers or any portion thereof. Setoffs against the Deferred Payment shall be paid first from the cash in the Escrow Account, and, if no cash remains in the Escrow Account, against the Escrowed Shares in the Escrow Account. The number of Escrowed Shares to be deducted and distributed from the Escrow Account for a Setoff shall be determined by dividing the Setoff Amount by the Valuation Price per share.

(b) In the event that Closing Date Working Capital is less than Interim Working Capital (the amount of such deficit being referred to as the “Net Working Capital Deficit”), then the gross Purchase Price, as provided in Section 2.3 of this Agreement, shall be retroactively reduced dollar-for-dollar by the amount of such Net Working Capital Deficit, and the Sellers agree that such Net Working Capital Deficit shall be paid from the Escrow Account under Team’s Right of Setoff by means of Team’s Claim to the Escrow Agent under Section 2.6(f) below, subject to Sellers’ right to object as provided in Section 2.6(f) below. Any Net Working Capital Deficit shall be increased dollar-for-dollar by the amount of Unassumed Liabilities, if any, appearing on the Final Closing Date Balance Sheet; provided that such Unassumed Liabilities were not previously included in the Interim Net Working Capital Deficit calculation in Section 2.3(c)(ii), and such Unassumed Liabilities shall be paid by Team and Buyer.

(c) In the event that Closing Date Working Capital is greater than Interim Working Capital (the amount of such surplus being referred to as the “Net Working Capital Surplus”), then the gross Purchase Price, as provided in Section 2.3 of this Agreement, shall be retroactively increased dollar-for-dollar by the amount of the Net Working Capital Surplus, and Team shall pay to the Sellers the amount of such difference in cash within five (5) business days after delivery of the Final Closing Date Balance Sheet. Any Net Working Capital Surplus shall be reduced dollar-for-dollar by the amount of Unassumed Liabilities, if any, appearing on the Final Closing Date Balance Sheet; provided that such Unassumed Liabilities were not previously included in the Interim Net Working Capital Surplus calculation in Section 2.3(c)(i), and such Unassumed Liabilities shall be paid by Team and Buyer.

(d) The adjustment to the Purchase Price described in this Section 2.6 shall be borne by the Sellers or payable to the Sellers, as the case may be, in proportion to their respective holdings of Company Shares as set forth in Schedule 4.22.

(e) The Purchase Price will be further adjusted for certain uncollectible Accounts Receivable. Following Closing, Team agrees to use commercially reasonable best efforts to collect all Accounts Receivable of the Company as of the Closing Date on a basis substantially consistent with Team’s credit and collection policies and practices; provided, however, that to the extent such policies and practices would result in litigation to collect past due receivables, litigation may be threatened but need not be initiated. If any of the Accounts Receivable of the Company reflected on the Final Closing Date Balance Sheet or any of the notes receivable of its employees remain outstanding more than 120 days after the Closing Date, Team may elect to cause the Company to assign all or any of such Accounts Receivable and notes receivable to the Sellers and the Purchase Price shall be retroactively reduced dollar-for-dollar by the amount equal to the face value of such Accounts Receivables and notes receivable (“Accounts Receivable Adjustment”); provided, however, that the aggregate amount of any Accounts

Receivable Adjustment shall be reduced by an amount equal to the reserve for bad debt set forth on the Final Closing Date Balance Sheet. The Company will deliver to the Sellers a schedule identifying such Accounts Receivable and notes receivable. The Sellers agree that such Accounts Receivable Adjustment shall be paid from the Escrow Account under Team’s Right of Setoff by means of Team’s Claim to the Escrow Agent under Section 2.6(f) below, subject to the Sellers’ right to object as provided in Section 2.6(f) below.

(f) As long as the Escrow Amount is held by the Escrow Agent, Team may exercise its Right of Setoff as follows: (i) Team shall deliver to the Shareholder Representative a notice of setoff stating the asserted Setoff Amount (and the current Valuation Price) and specifying the basis for the claim giving rise to such Right of Setoff, including a written declaration of the Adverse Consequences incurred (or a statement of Team’s reasonable estimate of Adverse Consequences to be incurred, which statement shall derive from an actual asserted or threatened claim or the discovery by Team of facts and circumstances which could reasonably lead to an actual or threatened claim for Adverse Consequences) or, in the case of a Net Working Capital Deficit or Accounts Receivable Adjustment, the amount of the same (any of such events being referred to as a “Claim”), with a copy being contemporaneously delivered to the Escrow Agent; (ii) the Shareholder Representative shall have twenty (20) days following receipt of a Claim to deliver to Team a written objection to such Claim (a “Denial”), with a copy being contemporaneously delivered to the Escrow Agent, and Team will make the work papers and back-up materials used in preparing such Claim, and the books and records of the Company, available to the Shareholder Representative and his accountants and other representatives at reasonable times and upon reasonable notice (in no event less than two business days) at any time during such twenty (20) day period; (iii) if no Denial is timely interposed by the Shareholder Representative, the Setoff Amount shall be deemed agreed upon and the Escrow Agent shall deduct from the Escrow Amount and deliver to Team the Setoff Amount asserted in the Claim; (iv) if a Denial is timely delivered to the Escrow Agent by the Shareholder Representative, Team and the Shareholder Representative shall negotiate in good faith during the fifteen (15) days following Team’s receipt of the Denial to resolve any disagreement over the Claim, and if Team and the Shareholder Representative resolve such disagreement they shall, if applicable, jointly execute and deliver to the Escrow Agent a directive (“Release Letter”) instructing the Escrow Agent to deduct from the Escrow Amount and deliver to Team the amount agreed to by Team and the Shareholder Representative; and (v) if a Denial is timely delivered to the Escrow Agent by the Shareholder Representative and the Claim cannot be resolved by Team and the Shareholder Representative within that fifteen (15) day period, such Claim shall be resolved by arbitration pursuant to Section 10.17 hereof, and any amounts awarded to Team as a result of such arbitration shall constitute the Setoff Amount which shall be put forth in a Release Letter which Team and the Shareholder Representative shall execute and deliver to the Escrow Agent.

(g) The Parties agree that, upon the first business day after the expiration of 180 days after the Closing Date, Team and the Shareholder Representative shall jointly instruct the Escrow Agent to deliver to the Sellers (allocated in proportion to their respective holdings of Company Shares as set forth in Schedule 4.22) any cash remaining in the Escrow Account.

(h) Subject to the limitations set forth in Section 2.6(l) below, the Parties agree that the Escrow Agent shall hold all of the Escrowed Shares in the Escrow Account until the first business day after the first annual anniversary of the Closing Date (the “First Valuation Date”). From and after such date, the Parties agree that the Escrow Agent shall continue to hold the number of Escrowed Shares having an aggregate fair market value on the First Valuation Date of $1,500,000.00 (determined by dividing $1,500,000.00 by the Valuation Price per share); the number of Escrowed Shares in the Escrow Account in excess of such amount shall be released to Sellers. The number of Escrowed Shares then remaining in the Escrow Account shall continue to be held by the Escrow Agent until the first business day after the second annual anniversary of the Closing Date (the “Second Valuation Date”). From and after such date, the Parties agree that the Escrow Agent shall continue to hold the number of Escrowed Shares having an aggregate fair market value on the Second Valuation Date of $1,000,000.00 (determined by dividing $1,000,000.00 by the Valuation Price per share); the number of Escrowed Shares in the Escrow Account in excess of such amount shall be released to Sellers. The then remaining Escrowed Shares held in the Escrow Account shall continue to be held by the Escrow Agent until the first business day after the third annual anniversary of the Closing Date; on such date, the Parties agree that the Escrow Agent shall release to Sellers all remaining Escrowed Shares held in the Escrow Account. The number of Escrowed Shares to be held by the Escrow Agent, as described in this Section 2.6(h), shall be subject to increase in each case by any asserted and pending Claims as described in Section 2.6(l). All disbursements to the Sellers under this paragraph shall be allocated among them in proportion to their respective holdings of Company Shares as set forth in Schedule 4.22. Team and the Shareholder Representative agree to jointly instruct the Escrow Agent to disburse the Escrowed Shares in accordance with the provisions of this Section 2.6(h).

(i) The Parties agree that the detailed requirements and conditions set forth in this Agreement pertaining to the Escrow Amount and the rights and obligations of Team and the Sellers with regard to Claims and disbursements from the Escrow Amount shall continue to apply even though the said requirements and conditions are not incorporated in the Escrow Agreement.

(j) Following final disbursement of the cash portion of the Deferred Payment in accordance with the provisions of this Section 2.6, Team and Buyer shall make no further claims for adjustments to the Purchase Price in respect of matters set forth on the Final Closing Date Balance Sheet or in respect of any Accounts Receivable not assigned to Sellers pursuant to Section 2.6(e) or reflected in the Financial Statements. As of the first business day after the third annual anniversary of the Closing Date, Team and the Buyer shall make no new claims and shall have no further right to recovery against the Sellers and the Escrowed Shares for any new Claim, Adverse Consequences or Setoff, including Adverse Consequences arising in connection with the Breach by the Sellers of the representations, warranties, covenants and agreements contained in this Agreement or any certificate delivered by the Company or any Seller in connection with the Closing.

(k) The right to recovery for any Claim, Adverse Consequence or Setoff by Team or the Buyer shall be solely limited to the number of Escrowed Shares held in the Escrow Account pursuant to Section 2.6(h) (the “Minimum Required Escrow Amount”) at the time the Claim,

Adverse Consequence or Setoff is made, except for any Claim, Adverse Consequence or Setoff arising from the Chicago Litigation or as otherwise provided in Section 8.6. The right to recovery for any Claim, Adverse Consequence or Setoff by Team or Buyer arising from the Chicago Litigation shall be limited to the amount that is the lesser of (i) the amount by which such Claim, Adverse Consequence or Setoff exceeds the limits of insurance coverage held by the Company on the Closing Date or (ii) the Purchase Price.

(l) (i) No disbursements of Escrowed Shares shall be made during the pendency of any Claim or the existence of Adverse Consequences if the aggregate amount of the Claim or the Adverse Consequences exceeds the Minimum Required Escrow Amount. If the amount of the Claim or the Adverse Consequence is not specified, Team and the Shareholder Representative agree to review the facts and circumstances giving rise to such Claim or Adverse Consequence and endeavor to mutually agree on an appropriate amount for such Claim or Adverse Consequence. If Team and the Shareholder Representative are unable to reach agreement, an appropriate amount for such Claim or Adverse Consequence shall be determined by arbitration in accordance with the provisions of Section 10.17. Once such Claim or Adverse Consequence is resolved and the amount of such Claim or Adverse Consequence has been paid in full by Team or the Buyer, then Team and Buyer shall be entitled to a Setoff in such amount and any remaining Escrowed Shares shall be released to the Sellers.

(ii) If the Minimum Required Escrow Amount is not sufficient to satisfy the aggregate amount of any Claims to which the Sellers’ have exercised their right of objection as provided in Section 2.6(f), then the number of Escrowed Shares necessary to potentially satisfy such Claim shall be withheld from the disbursement required under Section 2.6(h) until the objection is resolved.

(iii) Notwithstanding any of the foregoing provisions of this Section 2.6, in no event shall any disbursements of Escrowed Shares be made to the Sellers from the Escrow Account unless the Chicago Litigation has been finally adjudicated with respect to the Company within the limits of insurance coverage held by the Company on the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Section 3.1 Representations and Warranties of the Sellers. Each of the Sellers severally represents and warrants to each of Team and the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1) with respect to himself or herself, except as set forth in Schedule 3.1 attached hereto.

(a) Power and Authority. The Seller is 21 years of age or older and has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any, of his or its assets is subject.

(c) Brokers’ Fees. The Seller has no Liability or obligation to pay, any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or Team could become liable or obligated.

(d) Investment. The Seller (i) understands that the Team Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Team Shares solely for his or her own account for investment purposes, and not with a view to the distribution thereof, (iii) has knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Team Shares and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Team Shares.

(e) Company Shares. The Seller holds of record and owns beneficially the number of Company Shares set forth next to his or her name in Schedule 4.22, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities and demands. Except as set forth in Schedule 4.22, the Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

Section 3.2 Representations and Warranties of the Buyer and Team. Each of the Buyer and Team represent and warrant to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2), except as set forth Schedule 3.2.

(a) Organization. Each of the Buyer and Team is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. Each of the Buyer and Team has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer and Team, as the case may be, enforceable in accordance with its terms and conditions. Neither the Buyer nor Team need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(d) Brokers’ Fees. Neither the Buyer nor Team has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e) Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(f) Team Shares. Team will use reasonable commercial best efforts to maintain an active public market for the trading of the Team Shares.

(g) Rule 144. Team will use reasonable commercial best efforts to satisfy the requirements of Rule 144 relating to the Team Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Sellers represent and warrant to the Buyer and Team that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

Section 4.1 Corporate Organization; Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Company has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction listed on Schedule 4.1. Except as set forth on Schedule 4.1, there is no other jurisdiction in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification or licensing necessary.

Section 4.2 Authorization, Etc. The Company has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Company has taken all action required by law, the Company’s Governing Documents or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights in general and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Upon the execution and delivery by the Company of the Escrow Agreement and each other agreement to be executed or delivered by the Company at the Closing (collectively, the “Company’s Closing Documents”), each of the Company’s Closing Documents will constitute the legal, valid and binding obligation of each of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights in general and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. The Company has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Company’s Closing Documents to which the Company is a party and to perform its obligations under this Agreement and the Company’s Closing Documents, and such action has been duly authorized by all necessary action by the Company’s shareholders and board of directors.

Section 4.3 No Violation. The Company is not subject to, nor a party to, any contract, instrument or other commitment that would prevent the execution, delivery and performance by the Company of this Agreement, the Company’s Closing Documents and the consummation of the Transactions. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement, the Company’s Closing Documents nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), (a) breach (i) any provision of any of the Governing Documents of the Company or (ii) any resolution adopted by the board of directors or the shareholders of the Company; (b) breach or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Company or any of its assets, may be subject; (c) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s assets or to the business of the Company; (d) cause Team or the Buyer to become subject to, or to become liable for the payment of, any Tax not accrued for or reflected in the Financial Statements; (e) to Sellers’ Knowledge, breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract to which the Company is a party; or (f) result in the imposition or creation of any Encumbrance, other than a Permitted Encumbrance, upon or with respect to any of the Company’s assets.

Section 4.4 Consents. Except as set forth in Schedule 4.4, the Company is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

Section 4.5 Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet or on the accounting Records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business. The Company will take reasonable steps in the Ordinary Course of Business to collect the Accounts Receivable prior to the Closing Date. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice). To Sellers’ Knowledge, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of the Company, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 4.5 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

Section 4.6 Financial Statements.

(a) Schedule 4.6(a) contains a true and correct copy of (i) an unaudited balance sheet of the Company at December 31, 2003, and the related statements of income, shareholders’ equity and cash flows for the fiscal year then ended and (ii) an unaudited balance sheet of the Company as of February 29, 2004 the (“Interim Balance Sheet”) (the financial statements described in clauses (i) and (ii) above are collectively referred to as the “Financial Statements”). Except as noted on Schedule 4.6(a) or in the Financial Statements and except for normal year-end adjustments, the Financial Statements are complete and correct, were prepared in accordance with GAAP and present fairly, in all material respects, the financial condition of the Company at the respective dates thereof and the operating income of the Company for the respective periods then ended.

(b) The Company has no Debt, except as set forth in the Financial Statements.

(c) The Company has no Equipment Debt, except as set forth in Schedule 4.6(c).

Section 4.7 Inventories. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of the Company except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of the Company as of the Closing Date, as the case may be. The Company is not in possession of any Inventory not owned by the Company, including goods already sold. All of the Inventories have been valued at the lower of cost or net realizable value. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of the Company at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of the Company. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

Section 4.8 Real Property. The Company does not own any fee simple interest in real property. Schedule 4.8 lists and describes briefly all real property leased or subleased to the Company. The Company has delivered to Team correct and complete copies of the leases and subleases listed in Schedule 4.8, each as amended to date. With respect to each lease and sublease listed in Schedule 4.8, and any amendment thereto:

(a) the lease or sublease, and any amendment thereto, is legal, valid, binding, enforceable, and in full force and effect;

(b) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on the same terms following the consummation of the transactions contemplated hereby, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights in general and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

(c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(d) no party to the lease or sublease has repudiated any provision thereof;

(e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(f) with respect to each sublease, neither the Company nor any Seller has taken any action that would cause the representations and warranties set forth in Sections 4.8(a) through 4.8(e) above to be untrue or incorrect with respect to the underlying lease;

(g) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(h) to the extent approval of any Governmental Body has been required in connection with the Company’s operation of a property it leases or subleases, the Company has received all required approvals and has operated and maintained, and conducted its operations on, the leased or subleased properties in accordance with applicable laws, rules, and regulations; and

(i) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

Section 4.9 Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.9, since February 29, 2004, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in the Company’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of the Company or issuance of any security convertible into such capital stock;

(b) amendment to the Governing Documents of the Company;

(c) payment (except in the Ordinary Course of Business) or increase by the Company of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e) damage to or destruction or loss in excess of $15,000.00 to any Asset, whether or not covered by insurance;

(f) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which the Company is a party, or (ii) any Contract or transaction involving a total remaining commitment by the Company of at least $25,000.00;

(g) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of the Company (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

(h) cancellation or waiver of any claims or rights with a value to the Company in excess of $5,000.00;

(i) notification by any customer or supplier of discontinuance of or material changes to the terms of its relationship with the Company;

(j) material change in the accounting methods used by the Company;

(k) Contract by the Company to do any of the foregoing; or

(l) to Sellers’ Knowledge, any violation of any Environmental Law.

Section 4.10 No Material Change. Since February 29, 2004, there has not been any material adverse change in the business, assets, liabilities (contingent or otherwise), results of operations or financial condition, of the Company, and, to Sellers’ Knowledge no event has occurred or circumstance exists that may result in such a material adverse change.

Section 4.11 Litigation.

(a) Except as set forth in Schedule 4.11, there is no pending or, to the Sellers’ Knowledge, threatened Proceeding:

(i) by or against the Company or, to Sellers’ Knowledge, that otherwise relates to or may materially adversely affect the business of, or any of the assets owned or used by, the Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein.

To the Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to the commencement of any such Proceeding. The Company has delivered to Team copies of all pleadings, correspondence and other documents in its possession relating to each Proceeding listed in Schedule 4.11. Except as set forth on Schedule 4.11, there are no other Proceedings listed or required to be listed in Schedule 4.11 that could have a material adverse effect on the business, operations, assets, condition or prospects of the Company.

(b) Except as set forth in Schedule 4.11:

(i) there is no Order to which the Company, its business or any of the Company’s assets is subject; and

(ii) no officer, director, agent or employee of the Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

(c) Except as set forth in Schedule 4.11:

(i) the Company is, and, at all times since December 31, 2000, has been in compliance with all of the terms and requirements of each Order to which it or any of the Company’s assets is or has been subject;

(ii) to Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or any of the Company’s assets is subject; and

(iii) the Company has not received, at any time since December 31, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Order to which the Company or any of the Company’s assets is or has been subject.

Section 4.12. Intellectual Property.

(a) All of the Company’s Intellectual Property is vested in and beneficially owned by the Company free and clear of any Encumbrances. The Company has no registered Intellectual Property.

(b) Except as set forth in Schedule 4.12(b), the Company has not granted any license under any of the Intellectual Property to any other Person.

(c) Except as set forth in Schedule 4.12(c), the Company does not require a license or right under or in respect of any intellectual property of any other Person to conduct its business as it is presently conducted and no substantial part of the business is carried on under the agreement or consent of any other Person nor is there any agreement with any other Person which significantly restricts the fields in which the Company’s business may be carried on.

(d) No disclosure has been made to any Person of the know-how or financial or trade secrets of the Company, except properly and in the Ordinary Course of Business.

(e) Neither the Company nor any Seller has Knowledge that any of the processes currently used by the Company or any of the properties or products currently sold by the Company or any Intellectual Property infringes the intellectual property rights of any other Person; and the Company has not received any notice of adverse claim or threat of adverse claim by any Person with respect thereto.

Section 4.13 Company Contracts.

(a) Schedule 4.13(a) contains an accurate and complete list, and the Company has delivered to Buyer accurate and complete copies, of:

(i) each Contract between the Company and a Related Party;

(ii) each Contract that involves performance of services or delivery of goods or materials by the Company or to the Company, as the case may be, (A) of an amount or value in excess of Twenty Five Thousand Dollars ($25,000.00) and (B) that cannot be cancelled with less than 90 days notice;

(iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of Five Thousand Dollars ($5,000.00);

(iv) each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(v) each Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company with any other Person, except for the Sellers whose contracts are identified on Schedule 4.22;

(vi) each Contract containing covenants that in any way purport to restrict the Company’s business activity or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(viii) each power of attorney of the Company that is currently effective and outstanding;

(ix) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(x) each Contract for capital expenditures in excess of Twenty Five Thousand Dollars ($25,000.00);

(xi) each Contract not denominated in U.S. dollars;

(xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) No Seller has or may acquire any rights under any Contract of the Company or any of the Company’s assets.

(c) Except as set forth in Schedule 4.13(c):

(i) Unless completed in the Ordinary Course of Business or discharged due to the bankruptcy of a party thereto, each Contract identified or required to be identified in Schedule 4.13(a) is in full force and effect and is valid and enforceable in accordance with its terms;

(ii) no Contract identified or required to be identified in Schedule 4.13(a) is subject to cancellation or termination as a result of the transactions contemplated herein; and

(iii) no Contract identified or required to be identified in Schedule 4.13(a) will upon completion or performance thereof have a Material Adverse Effect on the Company.

(d) Except as set forth in Schedule 4.13(d):

(i) to the Sellers’ Knowledge, the Company is, and at all times since April 30, 2001, has been, in compliance with all material terms and requirements of each Contract to which the Company is a party;

(ii) to the Sellers’ Knowledge, each other Person that has or had any obligation or liability under any Contract to which the Company is a party is, and at all times since April 30, 2001, has been, in full compliance with all material terms and requirements of such Contract;

(iii) to the Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which the Company is a party;

(iv) to the Sellers’ Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Company’s assets; and

(v) the Company has not given to or received from any other Person, at any time since April 30, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged or potential violation or breach of, or default under, any Contract to which the Company is a party.

(e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f) Each Contract relating to the sale, design, manufacture or provision of products or services by the Company has been entered into in the Ordinary Course of Business of the Company and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

Section 4.14 Customers and Suppliers. Since January 31, 2004, no supplier, customer, distributor or third party sales representative has canceled or otherwise terminated, or given notice of intent to cancel or otherwise terminate, for any reason, its relationship with the Company.

Section 4.15 Employee Benefit Plans.

(a) Set forth in Schedule 4.15(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by the Company or any other corporation or trade or business controlled by, controlling or under common control with the Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of the Company or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Schedule 4.15(a) identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 4.15(a) is a complete and correct list of all ERISA Affiliates of the Company during the last six (6) years.

(b) The Company has delivered to Team true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Company or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by the Company or any

ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

(c) Except as disclosed in Schedule 4.15(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan that is a Defined Benefit Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. The Company is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code. The Company has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d) Except as disclosed in Schedule 4.15(d), no Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. The Company has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

(e) Neither the Company nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the transactions contemplated herein will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

(f) The Company has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(g) The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither the Company nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

(h) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and the Company is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

(i) There is no material pending or, to Sellers’ Knowledge, threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither the Company nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The transactions contemplated by this Agreement will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

(j) The Company has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 4.15(j).

(k) Except as required by Legal Requirements and as provided in Section 10.1(d), the consummation of the transactions contemplated herein will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of the Company. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(l) Except for the continuation coverage requirements of COBRA, the Company has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(m) The consummation of the transactions contemplated by this Agreement will not result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).

(n) With respect to any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and any other Multiemployer Plan to which the Company has at any time had an obligation to contribute:

(i) all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and

(ii) the Company would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, the Company were to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

Section 4.16 Compliance with Law.

(a) Except as set forth in Schedule 4.16(a),

(i) the Company is, and at all times since April 30, 2001, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the consequences of such non-compliance would not have a material adverse effect on the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except where the consequences of such event would not have a material adverse effect on the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company; and

(iii) the Company has not received, at any time since December 31, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 4.16(b) contains a complete and accurate list of each Governmental Authorization that is needed by the Company for the conduct of its business and each Governmental Authorization is valid and in full force and effect. Except as set forth in Schedule 4.16(b):

(i) the Company is, and at all times since April 30, 2001, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.16(b), except where the consequences of such non-compliance would not have a material adverse effect on the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company;

(ii) no event has occurred or circumstance exists that may (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization needed by the Company for the conduct of its business, except where the consequences of such occurrence would not have a material adverse effect on the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company;

(iii) the Company has not received, at any time since April 30, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization, except where the consequences of such violation or revocation would not have a material adverse effect on the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations necessary for the conduct of the Company’s business have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where the consequences of such non-renewal would not have a material adverse effect on the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company.

(c) To the Sellers’ Knowledge, the Governmental Authorizations listed in Schedule 4.16(b) collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

Section 4.17 Taxes.

(a) Tax Returns Filed and Taxes Paid. The Company has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. To Sellers’ Knowledge, all Tax Returns and reports filed by the Company are true, correct and complete. Each of the Sellers and the Company, as the case may be, has paid, or made provision for the payment of, all Taxes for which they are responsible that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Schedule 4.17(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. Except as provided in Schedule 4.17(a), the Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets that arose in connection with any failure to pay any Tax, and the Sellers have no Knowledge of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The Company has delivered or made available to Buyer copies of, and Schedule 4.17(b) contains a complete and accurate copy of, all federal, state, local, and foreign income Tax Returns (other than Tax Returns for sales and use taxes) filed since December 31, 2000. Schedule 4.17(b) contains a complete and accurate list of all audits and pending Tax disputes. Neither the Company nor any Seller expects any undisclosed deficiencies to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith. The Sellers have delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 4.17(b), the Sellers have no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. Except as provided in Schedule 4.17(b), there is no dispute or claim concerning any Taxes of the Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Sellers have Knowledge. Except as described in Schedule 4.17(a), the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(c) Post-Closing Tax Liabilities. The unpaid Taxes of the Company (i) did not, as of the Closing Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet and (ii) do not exceed that reserve as adjusted for passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its past Tax Returns. Except as disclosed in Schedule 4.17(c), there exists no proposed tax assessment or deficiency against the Company. Since the date of the Interim Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(d) Transactions Affecting Post-Closing Tax Years. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding provision or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(e) S Corporation. The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since its organization and the Company will be an S corporation up to and including the Closing Date. The Company is not the owner of a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).

(f) Specific Potential Tax Liabilities and Tax Situations.

(i) Withholding. All Taxes that the Company is or was required by Legal Requirements to withhold, deduct or collect prior to the Closing will be duly withheld, deducted and collected and, to the extent required, will be paid to the proper Governmental Body or other Person.

(ii) Tax Sharing or Similar Agreements. Other than the Company’s tax distribution to the Sellers for the fiscal year ended December 31, 2003, there is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Company.

(iii) Consolidated Group. The Company (i) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (ii) has no liability for Taxes of any person (other than the Company and its Subsidiaries) under §1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(iv) Listed Transactions. In the past six years, the Company has never participated in a transaction that has been specifically identified by the IRS as a “listed” transaction for purposes of §1.6011-4(b) of the Treasury Regulations and has not disclosed any transactions to the IRS under any penalty amnesty program.

(v) Golden Parachute Agreements. The Company is not a party to any agreement, contract or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

(vi) Arrangement Constituting a Partnership. The Company is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal or applicable state income tax purposes or for any other Tax purposes.

(vii) Tax Attributes. Schedule 4.17(f)(vii) sets forth the amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit, or excess charitable contribution allocable to the Company at the Closing Date.

(viii) Substantial Understatement Penalty. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

Section 4.18 Insurance.

(a) The Company has delivered to Team:

(i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which the Company is a party or under which the Company is or has been covered at any time after December 31, 2000, a list of which is included in Schedule 4.18(a), and which list also contains a copy of (A) the insurance policy or policies covering the claims asserted against the Company in the Chicago Litigation (B) all claims made policies;

(ii) accurate and complete copies of all pending applications by the Company for policies of insurance; and

(iii) any statement by the auditor of the Company’s Financial Statements or any consultant or risk management advisor with regard to the adequacy of the Company’s coverage or of the reserves for claims.

(b) The Company:

(i) does not have any self-insurance arrangement by or that involves the Company, including any reserves established thereunder;

(ii) does not have any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk; and

(iii) has complied with all obligations of the Company to provide insurance coverage to third parties (for example, under leases or service agreements).

(c) Except as set forth in Schedule 4.18(c), to Sellers’ Knowledge:

(i) all policies of insurance to which the Company is a party or that provide coverage to the Company:

(A) are valid, outstanding and enforceable; and

(B) are issued by an insurer that is reputable;

(ii) With respect to any policy of insurance, the Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) With respect to any policy of insurance that involves the Company, the Company has paid or caused to be paid, all premiums due, and has otherwise performed all of its obligations, under each such policy of insurance to which it is a party or that provides coverage to the Company; and

(iv) With respect to any policy of insurance, the Company has given notice to the insurer of all known claims that may be insured thereby.

Section 4.19 Environmental Laws and Regulations. Except as set forth in Schedule 4.19:

(a) The Company is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Company has not received, nor, to Sellers’ Knowledge, has any other Person for whose conduct the Company is or may be held by a Governmental Body to be responsible for received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or Asset (whether real, personal or mixed) in which the Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held by a Governmental Body responsible for, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) There are no pending or, to the Knowledge of the Sellers, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or Asset (whether real, personal or mixed) in which the Company has or had an interest.

(c) The Company does not expect, nor, to Sellers’ Knowledge, has any other Person for whose conduct the Company is or may be held by a Governmental Body responsible for, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or Asset (whether real, personal or mixed) in which the Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held by a Governmental Body responsible for, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d) Neither the Company nor, to Sellers’ Knowledge, any other Person for whose conduct the Company is or may be held by a Governmental Body responsible for has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of the Sellers, with respect to any other property or Asset (whether real, personal or mixed) in which the Company has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or Asset.

(e) There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither the Company nor, to Sellers’ Knowledge, any Person for whose conduct the Company is or may be held by a Governmental Body responsible for, or to the Knowledge of the Company or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of the Sellers, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or Asset (whether real, personal or mixed) in which the Company has or had an interest, or to the Knowledge of the Company any geologically or hydrologically adjoining property, whether by the Company or any other Person.

(g) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by the Company or any other Person for whose conduct it is or may be held by a Governmental Body responsible for, with Environmental Laws.

Section 4.20 Products. Schedule 4.11 sets forth all claims asserted or, to the Sellers’ Knowledge, threatened at any time during the past two years against the Company in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by the Company, and all warranty claims with respect to any single product with a value, individually or in the aggregate, in excess of $25,000.

Section 4.21 Governmental Authorizations.. Except as set forth in Schedule 4.21, the Governmental Authorizations are all in full force and effect and constitute all of the governmental approvals, permits and licenses that are necessary to carry on and conduct the business and its operations as presently conducted, except for such Governmental Authorizations the absence of which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company is not in violation of or default under any of the Governmental Authorizations or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it and relating to the conduct of the business or any statute, law, ordinance, rule or regulation applicable to the conduct of the business, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or which could, individually or in the aggregate, interfere materially with the consummation of the transactions contemplated by this Agreement.

Section 4.22 Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, no par value per share (the “Common Stock”), of which 474,000 shares are issued and outstanding, no shares are reserved for issuance pursuant to the Company’s stock option and purchase plans and no shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock. The outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are owned beneficially and of record by the shareholders set forth on Schedule 4.22 and in such amounts as set forth on Schedule 4.22. To the Knowledge of the Sellers and assuming the accuracy of the representations and warranties of the purchasers thereof, the outstanding securities of the Company have been offered, issued, sold and delivered by the Company in transactions exempt from registration under the Securities Act and in accordance with all applicable state securities or “blue sky” laws. Except as set forth on Schedule 4.22, there are no outstanding rights, options, warrants, conversion rights, preemptive rights or other rights to acquire securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company. Except as set forth on Schedule 4.22, there are no agreements or restrictions (such as a right of first refusal, co-sale, right of first offer, proxy, voting trust or voting agreements) with respect to the sale or voting of any shares of the capital stock of the Company. The Company does not own or control, directly or indirectly, any interest or investment in any corporation, partnership, association or other form of business entity.

Section 4.23 Brokers and Finders. Neither the Company nor any of such the Company’s officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Transactions contemplated by this Agreement, and neither Team nor Buyer shall have any liability for any such fees or commissions.

Section 4.24 Disclosure.

(a) No representation or warranty or other statement made by the Company in this Agreement, the certificates delivered pursuant to Section 2.4 or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) The Sellers have no Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that may materially adversely affect the Assets, liabilities, business, financial condition or results of operations of the Company that has not been set forth in this Agreement.

Section 4.25 Books and Records. The books of account and other financial Records of the Company, all of which have been made available to Team, are complete and correct to the Sellers’ Knowledge and represent actual, bona fide transactions and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls.

Section 4.26 Condition of Facilities.

(a) To the Sellers’ Knowledge, use of the real property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All improvements to real property leased by the Company or otherwise used in the Ordinary Course of Business by the Company are in compliance with all applicable Legal Requirements, including those pertaining to zoning and building, and are accepted as is. To the Sellers’ Knowledge, no part of any improvement encroaches on any real property not leased by the Company. To the Sellers’ Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of the Company.

(b) Each item of Tangible Personal Property (but not the value of any Inventory) is accepted as is. To Sellers’ Knowledge, all Tangible Personal Property used in the Company’s business is in the possession of the Company.

Section 4.27 No Undisclosed Liabilities. To the Sellers’ Knowledge, the Company has no Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of the Company since the date of the Interim Balance Sheet.

Section 4.28 Employees.

(a) Schedule 4.28(a) contains a complete and accurate list of the following information for each current employee of the Company, including each employee on leave of absence or layoff status: name; job title; date of hire; current compensation paid or payable and any change in compensation since February 29, 2004; vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee benefit plan.

(b) The Company has no retired employees.

(c) Schedule 4.28(c) contains a complete and accurate list of the following information for each such employee of the Company who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by the Company, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

(d) The Company has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

(e) To the Knowledge of the Sellers, no officer, director, employee or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, employee, or contractor to engage in or continue or perform any conduct, activity, duties or practice for the Company. To the Sellers’ Knowledge, no former or current employee of the Company is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of the Company, Team or Buyer to conduct the business as heretofore carried on by the Company.

(f) The employees of the Company are not entitled to payment for any accrued but unused vacation time, except upon termination.

Section 4.29 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.

(a) Neither the Company nor any Representatives has, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) to:

(i) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

(ii) any political party or official thereof;

(iii) any candidate for political or political party office; or

(iv) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b) Except as set forth in Schedule 4.29(b), the Company has made all payments to third parties by check, by credit card or by wire transfer to such third party in the country in which the work was performed.

(c) Each transaction is properly and accurately recorded on the books and Records of the Company in all material respects, and each document upon which entries in the Company’s books and Records are based is complete and accurate in all respects. The Company maintains no off-the-books accounts and that the Company’s assets are used only in accordance with the Company’s management directives.

(d) The Company has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by the Company during the last five (5) years has been directly sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(e) Except as set forth in Schedule 4.29(e), the Company has not violated the antiboycott prohibitions contained in 50 U.S.C. § 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. Except as set forth in Schedule 4.29(e), during the last five (5) years, the Company has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Company Contract under which a product has been sold directly to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

Section 4.30 Relationships with Related Persons. No Related Person of the Company has, or since December 31, 2003, has had, any interest in any Property used in or pertaining to the Company’s business. Neither the Company nor any Related Person of the Company owns, or since December 31, 2003, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions disclosed in Schedule 4.30, each of which has been conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. To the Sellers’ Knowledge, no Related Person of the Company is a party to any Contract with, or has any claim or right against, the Company.

Section 4.31 Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Interim Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Permitted Encumbrances or properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet.

As used herein, the term “Permitted Encumbrances” shall include the following:

(i) liens for taxes, assessments or governmental or quasi-governmental charges that are not yet delinquent;

(ii) Encumbrances reflected in the Interim Balance Sheet or created in the Ordinary Course of Business subsequent to the date of the Interim Balance Sheet;

(iii) Security Interests or Equipment Debt disclosed in Schedule 4.31;

(iv) zoning ordinances, conservation restrictions, building codes and all other statutes, regulations and administrative enactments of any federal, state or governmental or public authority having jurisdiction over the property affected thereby;

(v) any matters to which a real property lease is subject or subordinate;

(vi) Encumbrances that will be released or satisfied at Closing, pursuant to the terms of this Agreement; and

(vii) (A) Encumbrances that do not, individually or in the aggregate, materially interfere with the present use by the Company of the real property subject thereto or affected thereby; and (B) Encumbrances that do not, individually or in the aggregate, have a Material Adverse Effect.

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

Section 5.1 General. Each of the Parties will use his or its commercially reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

Section 5.2 Notices and Consents. The Sellers will cause the Company to give any notices to third parties, and will cause the Company to use its commercially reasonable best efforts to obtain any third-party consents, that Team reasonably may request in connection with the matters referred to in Section 4.4 above. Each of the Parties will (and the Sellers will cause the Company to) give any notices to, make any filings with, and use its commercially reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.1(b), Section 3.2(b), and Section 4.4 above.

Section 5.3 Operation of Business. The Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9 above, except as follows: the tax distribution by the Company to Sellers for the fiscal year ended December 31, 2003 and the payment of a cash bonus to Michael J. Urban in an amount equal to the principal amount of, and interest accrued thereon, his note receivable to the Company.

Section 5.4 Preservation of Business. The Sellers will cause the Company to keep its business and properties substantially, intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

Section 5.5 Full Access. Each of the Sellers will permit, and the Sellers will cause the Company to permit, representatives of Team to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the performance of the Company’s duties under this Agreement, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

Section 5.6 Notice of Developments. Each Party will give written notice within three business days to the other Parties of any material adverse development causing a Breach of any of the representations and warranties in Article III or Article IV above. A written notice given pursuant to this Section 5.6 shall become an exhibit to this Agreement and shall be incorporated herein if such notice is delivered prior to the Closing. If the Party to whom the notice is addressed receives such notice prior to Closing and thereafter participates in the Closing, such Party will be deemed to have waived any Claims relating to the matters specified in such notice; however, no waiver shall be deemed to have been made with respect to any Claims that arise from or are the subject of matters that are not specifically stated in such notice.

Section 5.7 Exclusivity. None of the Sellers will (and the Sellers will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify each of the Buyer and Team within three business days following any proposal, offer, inquiry, or contact with respect to any of the foregoing by any Person.

Section 5.8 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Team, the Company shall (and Sellers shall cause the Company to) (a) afford Team and its Representatives and prospective lenders and their Representatives (collectively, “Team Group”) full and free access, during regular business hours, to the Company’s personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company; the performance of the Company’s or the Sellers’ duties under this Agreement or the transactions contemplated hereby, (b) furnish Team Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Team may reasonably request; (c) furnish Team Group with such additional financial, operating and other relevant data and information as Team may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Team, with Team’s investigation of the properties, assets and financial condition related to the Company. In addition, Team shall have the right to have the real property and Tangible Personal Property inspected by Team Group, at Team’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the real property and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Team Group, Team shall be permitted to have the same performed, at its own cost only after obtaining adequate insurance, necessary permits and after receiving consent from the Company, which shall not be unreasonably withheld, and the land owner. Before conducting such activities, Team shall enter into a site access agreement with the owner of the real property with respect to such testing.

ARTICLE VI

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

Section 6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company. After Closing, the Sellers shall have access to all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company at their sole cost and expense, and such records shall not be destroyed prior to the expiration of seven years following the Closing Date, unless otherwise agreed to by the Parties.

Section 6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

Section 6.3 Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the business of the Company to Team after the Closing.

Section 6.4 Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement, and after the Closing Date deliver promptly to Team or destroy, at the request and option of Team, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Sellers will notify Team promptly of the request or requirement so that Team may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Sellers may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Sellers shall use his or her commercially reasonable best efforts to obtain, at the reasonable request of Team, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Team shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

Section 6.5 Covenant Not to Compete.

(a) Until the later of (i) one year from and after the Closing Date or (ii) one year after termination of employment with the Company or Team (but in no event later than five years from and after the Closing Date), none of the Sellers (except Principal Shareholders, whose restrictions on competition are set forth in Section 6.5(b) and (c) below) will engage directly or indirectly in any business that the Company conducts as of the Closing Date in any geographic area in which the Company conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage directly or indirectly solely by reason of such stock ownership in any of its businesses. If the Seller is employed by the Company as of the date of this Agreement, this covenant not to compete shall become void if the Seller’s employment with the Company, the Buyer or Team is actually or constructively terminated (including but not limited to an involuntary transfer, demotion or reduction in wage salary or benefit) by Team, the Buyer or the Company for its convenience, reduction in force, or otherwise without cause (cause includes, but is not limited to, poor job performance, absenteeism, illegal activity or other conduct detrimental to Team). If the final judgment of a court of competent jurisdiction declares that any, term or provision of this Section 6.5 is invalid or unenforceable, the Parties agree that the court making the determination of validity, or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(b) Until the later of (i) five years from and after the Closing Date or (ii) two years after termination of employment with the Company or Team (but in no event later than ten years from and after the Closing Date), Michael J. Urban will not engage directly or indirectly in any business that the Company conducts as of the Closing Date in any geographic area in which the Company conducts that business as of the Closing Date; provided, however, that if he owns less than 1% of the outstanding stock of any publicly traded corporation, he shall not be deemed to engage directly or indirectly solely by reason of such stock ownership in any of its businesses. This covenant not to compete shall become void if Mr. Urban’s employment with the Company, the Buyer or Team is actually or constructively terminated (including but not limited to an involuntary transfer, demotion or reduction in wage salary or benefit) by Team, the Buyer or the Company for its convenience, reduction in force, or otherwise without cause (cause includes, but is not limited to, poor job performance, absenteeism, illegal activity or other conduct detrimental to Team). If the final judgment of a court of competent jurisdiction declares that any, term or provision of this Section 6.5 is invalid or unenforceable, the Parties agree that the court making the determination of validity, or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(c) Until five years from and after the Closing Date, Emmett J. Lescroart will not engage directly or indirectly in any business that the Company conducts as of the Closing Date in any geographic area in which the Company conducts that business as of the Closing Date; provided, however, that if he owns less than 1% of the outstanding stock of any publicly traded corporation, he shall not be deemed to engage directly or indirectly solely by reason of such stock ownership in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any, term or provision of this Section 6.5 is invalid or unenforceable, the Parties agree that the court making the determination of validity, or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 6.6 Restrictive Legend. Each Team Share will be imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNLESS SUCH TRANSFER IS MADE (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE OR LOCAL SECURITIES LAW (INCLUDING WITHOUT LIMITATION THE DELIVERY OF A LEGAL OPINION FROM COUNSEL TO THE TRANSFEROR, REASONABLY SATISFACTORY, IF REQUESTED BY THE COMPANY).

Each holder desiring to transfer a Team Share first must furnish Team with (i) a written opinion reasonably satisfactory to Team in form and substance from counsel reasonably satisfactory to Team by reason of experience to the effect that the holder may transfer the Team Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Team in form and substance agreeing to be bound by the recoupment provisions and the restrictions on transfer contained herein.

Section 6.7 Tax Matters. The following provisions shall govern the allocation of responsibility as among the Company, the Sellers, Team and the Buyer for certain tax matters following the Closing Date:

(a) Each Seller shall indemnify the Company, Team and the Buyer and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date. Team, the Buyer and the Company shall be responsible for and shall indemnify and hold the Sellers harmless from all Taxes (or the non-payment thereof) of the Company and the Sellers for any taxable period ending after the Closing Date and for all Taxes resulting from any action taken by Team, the Buyer or the Company after the Closing Date (including, without limitation, actions taken outside the Ordinary Course of Business and occurring on the Closing Date), unless such action is taken by Team, the Buyer or the Company to amend or correct the underpayment of Tax in a Tax Return for a taxable period occurring on or prior to the Closing Date.

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) The Company and the Sellers shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Company and the Sellers shall not take or allow any action (other than the sale of the Company’s stock pursuant to this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

(d) The Shareholder Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date, which shall include IRS Form 8883. The Shareholder Representative shall permit Team to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Shareholder Representative shall include any income, gain, loss, deduction or other tax items for such periods on the Company’s Tax Returns in a manner consistent with the Schedule K-1s prepared by the Shareholder Representative or furnished by the Company to the Sellers for such periods.

(e) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the execution and filing of all form with the IRS as may be necessary to fully effectuate the IRS 338(h)(10) Election and the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by a Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or the Shareholder Representative, as the case may be, shall allow the other Party to take possession of such books and records.

(f) The Parties further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(g) Team and the Sellers shall each be entitled to all refunds of any Taxes for which it or they are responsible under this Section 6.7. If Team or the Company receives any refund to which the Sellers are entitled, or the Sellers receive any refund to which Team or the Company is entitled, the amount of the refund shall promptly be paid to the party entitled to the refund hereunder.

(h) After the Closing, this Section 6.7 shall supersede any and all Tax-Sharing or similar agreements to which (i) the Company and (ii) the Sellers are parties. Neither the Company nor the Sellers shall have any obligation or right with respect to each other under any such prior agreement after the Closing.

(i) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Team or the Buyer, as the case may be, shall join in the execution of any such Tax Returns and other documentation.

Section 6.8 Retained Liabilities. The Sellers assume and shall be responsible for all Adverse Consequences arising from (i) any medical, health or accident claims (including those claims arising from exposure to hazardous substances, whether or not such exposure has manifested in disease or disease process) of the Company’s employees that are incurred to the pro rata extent that the Liability is attributable to periods before the Closing Date and (ii) any arbitration, mediation or litigation existing or filed against the Company as of the Closing Date (whether or not disclosed in the Schedules to this Agreement). (If the Shareholder Representative and Team are unable to agree on an allocation of the Liability referenced in clause (i) of the preceding sentence, such allocation shall be determined by arbitration in accordance with the provisions of Section 10.17.) To the extent that policies of insurance of the Company in effect at the Closing Date afford coverage for any such Adverse Consequences, the Sellers may utilize the coverage of any such policy; however, the Sellers agree to indemnify and hold harmless Team and the Buyer from all such Adverse Consequences. To the extent that any policies of insurance of the Company in effect at the Closing Date are claims made policies, Team and the Buyer agree to maintain such policies for the remainder of their respective policy periods and to obtain tail coverage for the benefit of the Sellers for the maximum period available under such policies of insurance. If the Buyer or Team fail to do so, they shall not be able to recover from the Sellers the amount of an Adverse Consequence that would have been covered by such insurance. Notwithstanding any provision that may appear to be to the contrary in this Section 6.8, as of the first business day after the third annual anniversary of the Closing Date, Team and the Buyer shall make no new claims for Adverse Consequences and shall have no further right to recovery for such new claims for Adverse Consequences against the Sellers and the Escrowed Shares under this Section 6.8; however, Team and the Buyer shall be entitled to amend or supplement any claims for Adverse Consequences existing prior to such date. The right to recovery for any claims for Adverse Consequences under this Section 6.8 shall be limited to the Minimum Required Escrow Amount at the date the claim for Adverse Consequences is made.

Section 6.9 Tax Election. In preparing Form 8883 for purposes of the IRC Section 338(h)(10) Election, the Parties covenant and agree that the Accounts Receivable will be stated at their face value and the other assets and properties of the Company, other than goodwill, shall be stated at their book value as of the Closing Date. The goodwill of the Company shall be an amount equal to the excess of the Purchase Price over the value allocated among all of the other assets and properties of the Company.

Section 6.10 Unassumed Liabilities. To the extent that the Sellers, Team or the Buyer have not satisfied and discharged the Unassumed Liabilities on or prior to the Closing Date, then the Unassumed Liabilities shall be paid from the Escrow Amount, first from cash and then from Escrowed Shares as provided in Section 2.6(b) and Section 2.6(c).

Section 6.11 Piggyback Registration Rights.

(a) The rights set forth in this Section 6.11 shall apply only to Team Shares issued pursuant to this Agreement and, with respect to such shares, additional shares issued to Sellers pursuant to re-issuances, stock splits, stock dividends and re-classifications (the “Registrable Shares”). Hereinafter, all holders of the Registrable Shares with respect to Team may be referred to as “Registration Rights Holders”.

(b) If Team shall file with the SEC a registration statement under the Securities Act with respect to a public offering for cash of any of the Team Shares by Team or any of its shareholders, other than a registration on Form S-4 or Form S-8 promulgated under the Securities Act or any successor form to such forms or filed in connection with an exchange offer or an offering of shares solely to the existing shareholders or employees of Team, then Team will, at least fifteen (15) days prior to filing such registration statement, notify the Registration Rights Holders in writing of its intention to make such a filing. Upon the written request by a Registration Rights Holder, stating the number of Registrable Shares desired to be registered by such Registration Rights Holder, given within ten (10) days after mailing of such notice by Team in accordance with Section 10.7 hereof, Team shall, subject to the provisions of this Section 6.11, cause to be included in such registration statement for registration under the Securities Act all the Registrable Shares that each such Registration Rights Holder has requested to be registered. Team shall have the right to terminate or withdraw any registration initiated by it under this Section 6.11 prior to the effectiveness of such registration without any liability to any Registration Rights Holder. Whenever required under Section 6.11 to effect the registration of any Registrable Shares, Team shall, as expeditiously as reasonably possible (i) prepare and file with the SEC the registration statement with respect to such Registrable Shares and cause such registration statement to become and remain effective; provided, Team shall in no event be obligated to cause any such registration to remain effective for more than ninety (90) days, or such shorter period as is required to dispose of all Registrable Shares covered by such registration statement, (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement, (iii) furnish to the Registration Rights Holders such numbers of copies of a prospectus in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Shares owned by them, and (iv) register and qualify the Registrable Shares covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the Registrable Shares covered by the registration statement; provided, that Team shall not be required in connection therewith or as a condition thereto to register any of the Registrable Shares under any securities laws of any state in which Team is not otherwise registering its shares in connection with such registration or to qualify to do business or to file a general consent to service of process in any state or jurisdiction.

(c) Notwithstanding any other provision of this Section 6.11, if the underwriter advises the participating Registration Rights Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of Registrable Securities that may be included in such registration shall be allocated among all Registration Rights Holders thereof in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each such Registration Rights Holder.

(d) It shall be a condition precedent to the obligations of Team to take any action pursuant to this Section 6.11 that the Registration Rights Holders shall (i) furnish to Team such information regarding them, the Registrable Shares held by them, and the intended method of disposition of such Registrable Shares as Team shall reasonably request or as shall be necessary in order to take any such actions; and (ii) execute and deliver customary underwriting agreements, powers of attorney, and other customary agreements and similar documents necessary to effect such registration and sale.

(e) All registration and qualification fees, printers’ and accounting fees shall be borne by Team. All underwriters’ discounts and commissions and brokerage or dealer commissions incurred in connection with a registration pursuant to this Section 6.11 with respect to the Registrable Shares owned and to be sold by the Registration Rights Holders being registered in the offering, and the fees of counsel for the Registration Rights Holders, shall be borne by such Registration Rights Holders.

(f) No Seller shall have any right to take action to restrain, enjoin or otherwise delay any registration statement under this Section 6.11 as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.11.

(g) If any Registrable Shares of the Registration Rights Holders are included in a registration statement under this Section 6.11, Team and the Registration Rights Holders shall enter into an indemnity agreement containing terms and conditions that are normal and customary for the offer and sale of such Registrable Shares.

(h) The registration rights under this Section 6.11 of the Registration Rights Holders with respect to the Registrable Shares may not be transferred to any third party pursuant to a Transfer of such Registrable Shares.

(i) The obligations of Team under this Section 6.11 to register Registrable Shares shall not be available with respect to all or any of such Registrable Shares during any period in which the Registration Rights Holders owning any such Registrable Shares shall be entitled or eligible to sell such Registrable Shares without a need for the filing of a registration statement under the Securities Act, including, without limitation, for any resale’s or restricted securities made pursuant to Rule 144 as promulgated by the SEC, or a sale made pursuant to Section 4(1) and/or 4(2) under the Securities Act.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 7.1 Conditions to Obligations of the Buyer and Team. The obligation of the Buyer and Team to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 3.1 and Article IV above shall be true and correct at and as of the Closing Date;

(b) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c) the Company shall have procured all of the third party consents specified in Section 5.2 above;

(d) other than the Chicago Litigation, no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency, of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (ii) affect adversely the right of the Buyer to own the Company Shares and to control the Company, or (iv) have a material adverse affect on the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e) the Sellers shall have delivered to Team and the Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(a)-(d) is satisfied in all respects;

(f) the Schedules to Section 3.1 and Article IV of this Agreement shall have been delivered to Team by the Sellers or the Company, as the case may be, not less than five business days prior to the Closing, and such Schedules shall be satisfactory to Team in its sole discretion;

(g) Team and the Buyer shall have received from counsel to the Sellers an opinion in form and substance reasonably satisfactory to Team and the Buyer, addressed to Team and the Buyer and dated as of the Closing Date.

(h) Team shall have received the resignations, effective as of the Closing, of each director and officer of the Company resigning their positions as an officer or director, as the case may be, but not of employment, other than those whom Team shall have specified in writing at least two business days prior to the Closing;

(i) the board of directors of Team shall have approved this Agreement and the transactions contemplated herein;

(j) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, options, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Team;

(k) the Sellers shall have delivered to Team a certificate executed on behalf of the Company by the President of the Company, dated within three days prior to the Closing Date, a copy of which is attached hereto as Exhibit E, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available and setting forth the Company’s best good-faith estimate of the Interim Working Capital, setting forth in reasonable detail the calculations of such amount based upon the Interim Balance Sheet of the Company prepared in accordance with GAAP applied consistently with the principles used in the preparation of the financial statements of the Company for the twelve-month period ended December 31, 2003;

(l) the Sellers, the Shareholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(m) Team shall have received from Sellers written evidence of the satisfaction of all of the Company’s Transaction Expenses as of the Closing Date, along with a release letter from each of the Company’s law firms and accounting firms, each of the foregoing in form and substance satisfactory to Team; and

(n) the Sellers shall have executed and delivered to Team the IRC Section 338(h)(10) Election.

Team may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing, which shall be appended to this Agreement.

Section 7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 3.2 above shall be true and correct at and as of the Closing Date;

(b) the Buyer shall have performed and complied with all of its covenants hereunder through the Closing;

(c) no action, suit, or proceeding shall be pending or threatened before any court of quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) or (iii) have a material adverse affect on the right of Team or the Buyer to own its assets and to operate its businesses;

(d) Team and the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects;

(e) the Sellers shall have received from counsel to Team and the Buyer an opinion in form and substance reasonably satisfactory to the Sellers, addressed to the Sellers and dated as of the Closing Date;

(f) Team, the Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(g) Team is prepared to pay to the Sellers the Purchase Price; and

(h) all actions to be taken by Team and the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholder Representative.

The Shareholder Representative may waive any condition specified in this Section 7.2 if he executes a writing so stating at or prior to the Closing, which shall be appended to this Agreement.

ARTICLE VIII

REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 8.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (but not if notice of a Breach is provided pursuant to Section 5.6) and continue in full force and effect for a period of three years following the Closing Date (subject to earlier termination by any applicable statutes of limitations).

Section 8.2 Indemnification Provisions for Benefit of Team and the Buyer.

(a) In the event any Seller Breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has Breached) any of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate delivered by the Company or any Seller with respect hereto in connection with the Closing, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that an Acquiror Party makes a written claim for indemnification against any of the Sellers pursuant to Section 10.7 below within such survival period, then each of the Sellers shall indemnify (individually as to a Seller’s Breach of any of the representations or warranties set forth in Section 3.1 above, but severally in the case of a Breach of any other representations, warranties, covenants or agreements made by the Sellers in this Agreement) Team, the Buyer and the Company (each, an “Acquiror”) and each of Acquiror’s respective officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, “Acquiror Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Acquiror Parties in respect of the entirety of any Adverse Consequences such Acquiror Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences such Acquiror Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the Breach (or the alleged Breach); provided, however, that the Sellers shall not have any obligation to indemnify such Acquiror Parties from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the Breach (or alleged Breach) of any representation or warranty of the Sellers contained in Sections 4.1 through 4.5 and Sections 4.7 through 4.31 above until such Acquiror Parties have suffered Adverse Consequences by reason of all such Breaches (or alleged Breaches) in excess of a $150,000.00 aggregate threshold (at which point the Sellers will be obligated to indemnify such Acquiror Parties from and against only such Adverse Consequences in excess of such threshold). Notwithstanding any provision that may appear to be to the contrary in this Section 8.2(a), any adjustment to the Purchase Price as set forth in Section 2.3(c) or Sections 2.6(b), 2.6(c) or 2.6(e) shall not be subject to such $150,000.00 aggregate threshold amount.

(b) In the event any Seller Breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has Breached) any of his or her representations and warranties in Section 3.1 above or any of his or her representations and warranties in Article IV above, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that an Acquiror Party makes a written claim for indemnification against the Seller pursuant to Section 10.7 below within such survival period, then the Sellers agree to indemnify (individually as to a Seller’s Breach of any of the representations or warranties set forth in Section 3.1 above, but severally in the case of a Breach of any other representations, warranties, covenants or agreements made by the Sellers in this Agreement) the Acquiror Parties from and against the entirety of any Adverse Consequences the Acquiror Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences such Acquiror Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by, the Breach (or the alleged Breach).

(c) Each of the Sellers shall indemnify the Acquiror Parties from and against the entirety of any Adverse Consequences the Acquiror Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by a misrepresentation or breach of a representation, warranty or covenant contained in Section 4.6.

(d) Each of the Sellers shall indemnify the Acquiror Parties from and against the entirety of any amounts paid by the Company in connection with the Chicago Litigation, including, but not limited to, amounts paid by the Company that are in excess of proceeds paid from the Company’s insurance policies. The Sellers’ indemnity obligation under this Section 8.2(d) shall continue until the Chicago Litigation is finally adjudicated with respect to the Company and any indemnity claims against Sellers with respect to the Chicago Litigation have been satisfied. The obligation of the Sellers to indemnify the Acquiror Parties with respect to the Chicago Litigation shall be limited to the amount of the Purchase Price and shall be allocated in proportion to the Sellers’ respective holdings of Company Shares as set forth in Schedule 4.22.

Section 8.3 Indemnification Provisions for Benefit of the Sellers. In the event Team or the Buyer Breaches (or in the event any third party alleges facts that, if true, would mean Team or the Buyer has Breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Shareholder Representative makes a written claim for indemnification against Team or the Buyer, as may be the case, pursuant to Section 10.7 below within such survival period, then Team or Buyer shall indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the Breach (or the alleged Breach).

Section 8.4 Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the indemnifying Party thereby is prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any, judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(d) In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party must consult with but need not obtain the consent of, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the lndemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

(e) As used in this Article VIII, the term “Party” does not include the Shareholder Representative.

Section 8.5 Determination of Adverse Consequences. All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price.

Section 8.6 Other Indemnification Provisions. The Parties agree that, except for (i) the right to injunctive relief under Section 10.14 below, (ii) any claims based in fraud or (iii) any claims in respect of Section 6.5, the foregoing indemnification provisions are the sole remedy any Party may have for Breach of a representation, warranty or covenant. Each of the Sellers hereby agrees that he or she will not make any claim for indemnification against the Company by reason of the fact that he or she was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Team or the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise). Notwithstanding any provision that may appear to be to the contrary in this Article VIII, as of the first business day after the third annual anniversary of the Closing Date, the Acquiror Parties shall make no new indemnification claims and shall have no further right to recovery for such new indemnification claims against the Sellers and the Escrowed Shares for any Breach or Adverse Consequences under any section of this Article VIII; however, Team and the Buyer shall be entitled to amend or supplement any claims for indemnification existing prior to such date. Likewise, the right to recovery for any indemnification claim under any section of this Article VIII, including any recovery for Adverse Consequences, attorney fees, costs and expenses, shall be limited to the Minimum Required Escrow Amount at the date the claim for indemnification is made. If suit is filed by a Third Party, the Sellers may use the Deferred Payment on deposit in the Escrow Account to defend the suit and to pay legal fees, costs and expenses in defending such suit, subject to the provisions of Section 2.6(l).

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) Team and the Shareholder Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Team may terminate this Agreement by giving written notice to the Shareholder Representative at any time prior to the Closing if Team is not satisfied in good faith with the results of its continuing business, legal and accounting due diligence regarding the Company;

(c) Team may terminate this Agreement by giving written notice to the Shareholder Representative at any time prior to the Closing (A) in the event the Company or any of the Sellers, as the case may be, has Breached any representation, warranty or covenant contained in this Agreement in any material respect, Team has notified the Shareholder Representative of the Breach, and the Breach has continued without cure for a period of 15 days after the notice of Breach or (B) if the Closing shall not have occurred on or before April 30, 2004, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Team or the Buyer, as the case may be, itself Breaching any representation, warranty or covenant contained in this Agreement); and

(d) the Shareholder Representative may terminate this Agreement by giving written notice to Team at any time prior to the Closing (i) in the event Team or the Buyer, as the case may be, has Breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Shareholder Representative has notified Team of the Breach, and the Breach has continued without cure for a period of 15 days after the notice of Breach, (ii) in the event of a material adverse change in Team’s financial condition, or (iii) if the Closing shall not have occurred on or before April 30, 2004 by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from any of the Sellers themselves Breaching any representation, warranty, or covenant contained in this Agreement).

Section 9.2 Effect of Termination. If any, Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

ARTICLE X

MISCELLANEOUSS

Section 10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of Team and the Shareholder Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its commercially reasonable best efforts to advise the other Parties prior to making the disclosure).

Section 10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Team and the Shareholder Representative; provided, however, that each of Team and the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases each Team and the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by, registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

Notices to Team and Buyer:

Team, Inc. 200 Hermann Alvin, Texas 77512
Attention:	Philip J. Hawk
Phone:	(281) 388-5503
Facsimile:	(281) 388-5583
Email:	phawk@teamindustrialservices.com

with a copy to:

Chamberlain, Hrdlicka, White, Williams & Martin 1200 Smith Street Suite 1400 Houston, Texas 77002
Attention:	Sidney B. Williams Ralph K. Miller, Jr.
Phone:	(713) 658-1818
Facsimile:	(713) 658-2553
Email:	Sidney.williams@chamberlainlaw.com ken.miller@chamberlainlaw.com

Notices to the Shareholder Representative:

Michael J. Urban

12316 Dumont Way

Littleton, Colorado 80125

Phone:	888-443-2837
Facsimile:	303-471-1699
Email:	mikeurban@att.net

with a copy to:

Kennedy, Christopher, Childs & Fogg, P.C.
Independence Plaza
1050 17th Street, Suite 2500
Attention:	Dave Gerbus
Phone:	(303) 825-2700
Facsimile:	(303) 825-0434
Email:	dgerbus@kennedy-christopher.com

Notices	to Sellers:

To each Seller at the address set forth below his or her name on the signature page to this Agreement, with a copy to:

Kennedy, Christopher, Childs & Fogg, P.C.
Independence Plaza
1050 17th Street, Suite 2500
Attention:	Dave Gerbus
Phone:	(303) 825-2700
Facsimile:	(303) 825-0434
Email:	dgerbus@kennedy-christopher.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any, other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

Section 10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Team, the Buyer and the Shareholder Representative. No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any, prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability, of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.11 Expenses. Each of the Parties, except the Shareholder Representative, will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Buyer and Team agree that the Company may pay prior to the Closing Date the Sellers’ costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. After the Closing Date, the Sellers may pay additional costs and expenses incurred by the Sellers or the Shareholder Representative (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby out of the cash portion of the Deferred Payment after Team and the Buyer have made all appropriate deductions, if any, to which they are entitled under Article II.

Section 10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. Matters disclosed by the Sellers or the Company, as the case may be, in any exhibit or schedule to this Agreement shall be deemed disclosed as to all portions of this Agreement. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this

Agreement are not performed in accordance with their specific terms or otherwise are Breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

Section 10.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Denver County, Colorado or Harris County, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7 above. Nothing in this Section 10.15, however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 10.16 Appointment of Shareholder Representative.

(a) Powers of Attorney. Each Seller hereby appoints Michael J. Urban (the “Shareholder Representative”) as such Seller’s true and lawful agent, proxy and attorney-in-fact and hereby grants the Shareholder Representative an irrevocable power of attorney (each a “Shareholder Representative Appointment”) and authorizes the Shareholder Representative acting for such Seller and in such Seller’s name, place and stead, in any and all capacities (i) to do and perform every act and thing required or permitted to be done by such Seller or the Shareholder Representative hereunder or otherwise in connection with the agreements and transactions contemplated by this Agreement, as fully to all intents and purposes as such Seller might or could do in person, including the resolution of indemnity claims under Sections 8.2 and 8.4 of this Agreement and in accordance with the Escrow Agreement, and any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on such Seller under any such agreement, to waive any terms and conditions of any such agreement (other than the consideration to be received by such Seller as provided in this Agreement), to give notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including the defense, settlement or compromise of any claim, action or proceeding for which any Acquiror Party may be entitled to indemnification; and (ii) to execute, acknowledge and deliver any instrument under seal or otherwise, and to do all things necessary to carry out the intent hereof, hereby granting the Shareholder Representative full power and authority to act in and concerning the premises as fully and effectually as such Seller may do if personally present. The Shareholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is (x) coupled with an interest and is irrevocable; and (y) durable and shall not be affected by any subsequent disability or incompetence of such Seller. Each Seller hereby acknowledges and agrees that any act or thing done by the Shareholder Representative or any delivery by the Shareholder Representative of any waiver or amendment of this Agreement or any other agreement, opinion, certificate or other documents executed by the Shareholder Representative or any decisions made by the Shareholder Representative pursuant to such power of attorney, shall be binding upon such Seller and his heirs, legal and personal representatives and assigns, whether the same shall have been done either before or after such Seller’s death, as fully as if such Seller had taken such actions, executed and delivered such documents or made such decisions. Each Seller hereby agrees that third parties may rely upon the representations of the Shareholder Representative as to all matters relating to any power granted to him hereunder, and no Person who may act in reliance upon the representations of the Shareholder Representative or the authority granted to him shall incur any liability to such Seller or his estate as a result of permitting the Shareholder Representative to exercise any power.

(b) Replacement of the Shareholder Representative. Upon the resignation, death, disability or incapacity of the initial Shareholder Representative appointed pursuant to Section 10.16(a) above, the Requisite Sellers shall be entitled to appoint a successor Representative.

(c) Actions of the Shareholder Representative; Liability of the Shareholder Representative. Each Seller agrees that the Acquirors shall be entitled to rely on any action taken by the Shareholder Representative, on behalf of the Sellers, pursuant to Section 10.16(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each Seller agrees that the Shareholder Representative is not a fiduciary and shall have no liability to such Seller for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud, gross negligence or willful misconduct. The Sellers agree to pay, and to indemnify and hold harmless, each of the Acquiror Parties from and against any losses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, the Sellers. In addition, the Sellers hereby release and discharge the Acquirors from and against any liability arising out of or in connection with the Shareholder Representative’s failure to adhere to this Agreement or to act in accordance with the terms of the Shareholder Representative Appointment. Each Seller agrees that the Acquirors and the Escrow Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by or on behalf of the Shareholder Representative, and reasonably believed by the Acquirors or the Escrow Agent, as the case may be, to be genuine and to have been signed and presented by the proper party or parties.

Section 10.17 Arbitration. Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled by arbitration in accordance with the following provisions:

(a) Disputes Covered. Except as otherwise provided in Section 10.17(k), the agreement of the Parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, any related agreement or any of the transactions contemplated by this Agreement. Disputes include actions for Breach of contract with respect to this Agreement or the related agreement, as well as any claim based upon tort or any other causes of action relating to the transactions contemplated by this Agreement, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the Parties.

(b) Forum. If a dispute arises from a Claim or proceeding brought by the Sellers or pursuant to Section 2.6(l)(i), 2.6(l)(ii) or Section 6.8, the forum for the arbitration shall be Houston, Texas. If a dispute arises from a Claim or proceeding brought by the Company, the Buyer or Team, the forum for the arbitration shall be Denver, Colorado.

(c) Law. The governing law for the arbitration shall be the law of the State of Texas, without reference to its conflicts of laws provisions.

(d) Selection. There shall be three neutral arbitrators (“arbitrators”), which shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of the arbitrators shall be final and binding upon the Parties.

(e) Administration. The arbitration shall be administered by the American Arbitration Association.

(f) Rules. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the Parties may agree upon at the time, except that each Party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail.

(g) Substantive Law. The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrator shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrator shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrator shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

(h) Decision. The arbitrators’ decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.

(i) Expenses. Each Party, except the Shareholder Representative, shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the Parties, except the Shareholder Representative, shall share equally the fees and expenses of the American Arbitration Association and the arbitrators. If the Shareholder Representative incurs any fees and expenses with respect to the arbitration and any proceeding related thereto, such fees and expenses shall be borne by the Sellers.

(j) Remedies; Award. The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in the State of Texas. The award rendered by arbitration shall be final and binding upon the Parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

(k) Closing Date Balance Sheet. Notwithstanding any provision that may appear to be to the contrary in Section 10.17(a), any controversy or dispute between the Parties concerning the Interim Balance Sheet, the Draft Closing Date Balance Sheet and the Final Closing Date Balance Sheet shall be resolved as set forth in Article II.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

TEAM, INC.

By:	/s/ Philip J. Hawk
Title:	Chairman and CEO

TEAM INDUSTRIAL SERVICES, INC

By:	/s/ Philip J. Hawk
Title:	Vice President

THERMAL SOLUTIONS, INC.

By:	/s/ Michael J. Urban
Title:	President and CEO

SHAREHOLDER REPRESENTATIVE

By:	/s/ Michael J. Urban
Name:	Michael J. Urban

SHAREHOLDERS

/s/ Michael J. Urban Michael J. Urban, individually
7620 W. Caley Dr.
Littleton, CO 80123

/s/ Emmett J. Lescroart Emmett J. Lescroart, individually
280 Cherry Valley Rd.
Princeton, NJ 08540-7600

/s/ Frank Kargol Frank Kargol, individually
23 Moon Dr.
Bailey, CO 80421

/s/ Tom Twedt Tom Twedt, individually
1103 S. 9th St.
Mt. Vernon, WA 98274

/s/ Kurt Hand Kurt Hand, individually
10418 New Hampshire
Crown Point, IN 46307

/s/ James A. Fawcett James A. Fawcett, individually
P.O. Box 65
Westminster, CO 80036-0065

/s/ Christine Mitcheltree Christine Mitcheltree, individually
659 Wren Ct.
Griffith, IN 46319

/s/ Christopher Bicket Christopher Bicket, individually
10838 E. Newton St #117
Tulsa, OK 74116

/s/ Michael Pajdzik Michael Pajdzik, individually
1900 W. Ash St.
Griffith, IN 46319

/s/ Kieth Hildebrandt Kieth Hildebrandt, individually
18826 Fisherman’s Loop
Burlington, WA 98233